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Barbara Henderson SVP, Worldwide Corp. Comm. (213) 745-0517	Amy Greene VP, Investor Relations (213) 745-0474

HERBALIFE LTD. RECEIVES APPROVAL FOR ADDITIONAL DIRECT-SELLING LICENSES IN CHINA

LOS ANGELES—July 19, 2010— Herbalife Ltd. (NYSE: HLF) announced that China’s Ministry of Commerce has granted five additional licenses for the company to conduct its direct-selling business in the provinces of Jiangxi, Liaoning, Henan, Jilin, and Chongqing. All licenses are effective immediately. Additionally, the company’s license for Shanghai, which was granted in July 2009, is now active.

Herbalife received its first direct-selling license in China in March 2007 for the cities of Suzhou and Nanjing in the Jiangsu province. An additional license was granted in July of the same year to conduct business throughout the entire Jiangsu province. In July 2008, it received five additional licenses for the provinces of Beijing, Guangdong, Shandong, Zhejiang and Guizhou and in July 2009 licenses were granted for Fujian, Shan’Xi, Sichuan, Hubei, and Shanghai.

The 16 provinces in which Herbalife now has direct-selling licenses represent an addressable population of approximately 844 million. Herbalife also currently operates 75 retail stores in 30 provinces in China.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 73 countries through a network of approximately 2.1 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s Web site contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.Herbalife.com.  The company encourages investors to visit its Web site from time to time, as information is updated and new information is posted.